JPMORGAN CHASE BANK, N.A.
Fourth amendment to credit agreement
THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 30, 2013 and is by and between FUEL TECH INC., a Delaware corporation (the “Borrower”), the Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).
WHEREAS, Lender and the Loan Parties are parties to a Credit Agreement dated as of June 30, 2009 (as amended from time to time, the “Credit Agreement”). The Credit Agreement evidences certain credit facilities pursuant to which the Lender has made certain revolving loans to the Loan Parties on the terms and conditions set forth therein. The Loan Parties' obligations under the Credit Agreement are further evidenced by that certain Promissory Note executed by Borrower in the original principal amount of $25,000,000.00 dated June 30, 2009 (the “Note”); and
WHEREAS, pursuant to the First Amendment to Credit Agreement dated October 5, 2009, the parties corrected a scrivener's error which had occurred in Section 6.14 (b) (“Leverage Ratio”) of the Credit Agreement;
WHEREAS, pursuant to the Second Amendment to the Credit Agreement dated November 4, 2009, the Lender waived a default of the covenant set forth in Section 6.14(a) of the Agreement, amended the Minimum Net Income covenant, amended the Leverage Ratio, and amended the definitions of “Permitted Acquisitions” and “Applicable Rate”;
WHEREAS, pursuant to the Third Amendment to the Credit Agreement dated June 30, 2011, the Lender renewed and reduced the revolving credit facility evidenced by the Note and adjust the Tangible Net Worth Covenant;
WHEREAS, the Borrower has now requested that Lender extend the maturity date of the revolving credit facility evidenced by the Note to June 30, 2015 and the Lender is willing to do so but only on the terms and subject to the conditions herein set forth.
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
1.The parties acknowledge the accuracy of the foregoing recitals. All capitalized terms used herein without specific definitions should be accorded the meanings set forth for such terms in the Credit Agreement.

2.From and after the date hereof, the definition of “Maturity Date” shall be amended to hereafter provide as follows:

“Maturity Date” means June 30, 2015 or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.”
3.From and after the date hereof, Section 6.14(b) of the Credit Agreement shall be amended to hereafter provide as follows:

“(b)    Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined for any period of four consecutive fiscal quarters ending on June 30, 2013 and each quarter-end thereafter, to be greater than 2.0:1.0."

4.From and after the date hereof, Section 6.14(c) of the Credit Agreement shall be amended to hereafter provide as follows:

“(c)    Minimum Tangible Net Worth. Borrower's Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; "Minimum Tangible Net Worth" is defined for purposes of this Subsection as $55,000,000.00 as of December 31, 2012 and adjusted on the last day of each Fiscal Year of Borrower (starting with December 31, 2013) by adding an amount equal to fifty percent (50%) of Borrower's Net Income (but without reduction for any net loss) for the Fiscal Year then ended as reflected on Borrower's audited year-end financial statement plus 100% of all capital contributed through the issuance of Equity Interests in the Borrower during such period; and "Tangible Net Worth" being defined for purposes of this Subsection as Borrower's consolidated shareholders' equity (including retained earnings) less the net book value of all Intangible Assets plus the amount of any LIFO reserve plus the amount of any debt subordinated to Lender, all as determined under GAAP applied on a basis consistent with the financial statement for the most recent fiscal year. "Intangible Assets" shall mean goodwill, patents, trademarks, customer lists and other items that are categorized as intangible assets in accordance with GAAP.”
5.The obligation of the Lender to amend the Agreement as herein above set forth and the effectiveness of this Amendment, is subject to satisfaction of the following conditions precedent:

(a)	Lender, Borrower and Loan Parties shall have executed this Amendment;

(b)	Borrower shall be in good standing in the State of Illinois; and

(c)	Borrower shall pay all costs and fees incurred by Lender in connection with the preparation and performance of this Amendment.

6.This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the Borrower, Loan Parties and the Lender.

7.Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect. The Credit Agreement and all rights and powers created thereby are in all respects ratified and confirmed.

8.This Amendment has been duly authorized, executed and delivered on behalf of the Borrower and Loan Parties pursuant to all requisite corporate authority, and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Borrower and Loan Parties, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights.

9.Borrower hereby certifies, represents and warrants to Lender that all certifications, representations and warranties made by Borrower to Lender in or in connection with the Credit Agreement were true in all material respects as of the date of the Credit Agreement and are true in all material respects on and as of the date hereof as if made on and as of the date hereof.

10.Borrower hereby acknowledges and agrees that Borrower has no defense, offset or counterclaim to the payment of principal, interest, fees or other liabilities owing under the Credit Agreement and hereby waive and relinquishes any such defense, offset or counterclaim and Borrower hereby releases Lender and its respective officers, directors, agents, affiliates, successors and assigns from any claim, demand or cause of action, known or unknown, contingent or liquidated, which may exist or hereafter be known to exist relating to any matter prior to the date hereof.

11.Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between Lender and Borrower with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

12.This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.This Amendment is governed and controlled by the laws of the state of Illinois.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date and year specified at the beginning hereof.
BORROWER:
FUEL TECH, INC.,
a Delaware corporation
By:________________________________________
Name:_____________________________________
Title:_______________________________________

FUEL TECH S.r.l.,
organized under the laws of the Italian Republic
By:________________________________________
Name:_____________________________________
Title:_______________________________________

LENDER:
JPMORGAN CHASE BANK, N.A.
a national association
By:________________________________________
Name:_____________________________________
Title:_______________________________________